Exhibit 10.2

AMENDMENT, WAIVER AND RELEASE AGREEMENT

THIS AGREEMENT, made this «Execution_DAY» day of «Execution_MONTH», 2005, by and between Novoste Corporation, a Florida corporation, with its principal offices at 4350 International Boulevard, Norcross, Georgia 30093 (the “Company”) and «FirstName» «LastName» (the “Executive”) residing at «Address1»«Address2», «City», «State» «PostalCode».

WHEREAS, the Company and the Executive entered into an Amended and Restated Termination Agreement (the “Termination Agreement”) on or about the «Termination_Agmt_DAY» day of «Termination_Agmt_MONTH», «Termination_Agmt_YEAR», whereby the Company agreed to provide certain benefits to the Executive in the event that there was a change of control during the term of the Termination Agreement, as such term was defined in the Termination Agreement; and

WHEREAS, the management and Board of Directors of the Company are engaged in the analysis and consideration of certain strategic alternatives for the Company, which strategic alternatives may result in a change in control, as such term is defined in the Termination Agreement; and

WHEREAS, in order to successfully complete the transactions being reviewed and considered by the Company it will be necessary to reduce the amount of money paid to executives in the event of a change in control; and

WHEREAS, in the event that a strategic transaction is not completed by the Company, it is the belief of the Executive that s/he may, therefore, not have the ability or opportunity to be paid any amounts of compensation as a change of control payment, and would instead, in the event of her/his termination by the Company, receive a substantially smaller amount as severance pay; and

WHEREAS, the Executive desires to amend the Termination Agreement, waive a portion of her/his change in control payment thereunder and release the Company from its obligation under the Termination Agreement for the specific purpose of enabling the Company to negotiate a strategic transaction with Best Medical International, Inc. (“Best”) or Eckert & Ziegler, AG (“Eckert & Ziegler”), in the form of any acquisition by Eckert & Ziegler of a majority of the Company’s common stock through a tender offer, or the acquisition by Best of the assets of the Company’s vascular brachytherapy business, or with ONI Medical Systems, Inc. (“ONI”), in the form of the Company’s acquisition, by merger, of ONI, (collectively, the “Transaction”).

NOW, THEREFORE, in order to assure the Company that it will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a bid to takeover the Company, or other change of control of the Company, and to assure the Company that it has the power to negotiate a Transaction with certain strategic partners so as to maximize the potential success of such Transaction, and to induce the Executive to continue to cooperate with and assist, as needed, the management of the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Executive and the Company, the Company and the Executive agree as follows:

1.	That if the transaction or event that constitutes the “Change in Control” (as defined in the Termination Agreement) that triggers the Executive’s right to receive amounts pursuant to Section 4 of the Termination Agreement is one of the Transactions, then the Termination Agreement shall be, and is hereby amended as follows:

a.	Paragraph 3(g) of the Termination Agreement shall be amended as follows:

3.(g)	“Service Multiple” shall mean 2.0.

b.	Paragraph 4(a)(ii) of the Termination Agreement shall be deleted in its entirety.

c.	Paragraph 4(a)(iii) of the Termination Agreement shall be amended as follows:

4.(a)(iii)	in lieu of any further base salary payments to the Executive for periods subsequent to the date that the termination of the Executive’s employment becomes effective, the Company shall pay as severance pay to the Executive a lump-sum cash amount equal to the Service Multiple (as defined in Section 3(g), as amended by the terms of this Agreement, Waiver and Release Agreement) times the sum of the average of the Executive’s combined annual salary and annual performance bonus for the two fiscal years immediately preceding the year in which the change in control occurs. The severance pay due pursuant to this section shall be the total amount of severance pay payable to Executive subsequent to a change of control and shall be in lieu of any other severance payment granted or promised to Executive under any other agreements or policies of the Company, and, in the event Executive has been paid any severance payment prior to the time the severance pay under this section 4(a)(iii) becomes due and payable, the previous payment shall be deducted from the severance pay due hereunder.

d.	The paragraph reference “4(a)(ii)” shall be deleted from the fifth line of Paragraph 4(d).

2.	All other terms, provisions, conditions and obligations of the Termination Agreement, not specifically amended hereby, shall remain in full force and effect.

3.	The Executive hereby expressly releases the Company from obligations to the Executive which were eliminated, terminated or otherwise modified by the terms of this Amendment, Waiver and Release Agreement.

4.	The parties hereby affirm and acknowledge that the amendments, waivers, and releases set forth, established by, and contained herein are for the limited purpose of enabling the Company to negotiate and enter into the Transaction specifically described above, and for no other purpose or transaction, and, in the event that the Transaction is not consummated by December 31, 2005, this Amendment, Waiver and Release Agreement shall automatically terminate and be of no further force or effect thereafter.

5.	This Amendment, Waiver and Release Agreement is irrevocable to the fullest extent provided under the laws of the State of Georgia and may not be amended or otherwise modified without the prior written consent of the Company.

6.	This Amendment, Waiver and Release Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the Parties have caused this Amendment, Waiver and Release Agreement to be executed this «Execution_DAY» day of «Execution_MONTH», 2005.

NOVOSTE CORPORATION

BY:
Its:

EXECUTIVE

Name:	«FIRSTNAME»«LASTNAME»